EXHIBIT 3.1
T-3 ENERGY SERVICES, INC.
(A Delaware Corporation)
AMENDMENT TO BYLAWS
     The Bylaws of T-3 Energy Services, Inc. (the “Corporation”) were adopted by the board of directors of the Corporation on December 17, 2001.
     This Amendment to the Bylaws has been declared advisable by the board of directors and duly executed and acknowledged by the officers of the Corporation in accordance with Section 109 of the General Corporation Law of the State of Delaware and Article IX, Section 7 of the Bylaws.
     The text of the Bylaws of the Corporation is hereby amended by amending and restating Article III, Section 7 in its entirety to state as follows:
     “Section 7. Chairman of the Board and Vice Chairman of the Board. The board of directors may elect a Chairman of the Board who shall preside at meetings of the board of directors and stockholders and who may be, but shall not be required to be, an officer of the Corporation. The board of directors may also elect a Vice Chairman of the Board who, in the absence or disability of the Chairman of the Board, shall perform the duties and exercise the powers of the Chairman of the Board and who may be, but shall not be required to be, an officer of the Corporation.”
     Except as expressly modified and amended herein, all of the terms and conditions of the Bylaws shall remain in full force and effect.
     I, the undersigned Secretary of T-3 Energy Services, Inc., hereby certify that the foregoing is a true and correct copy of the Amendment to the Bylaws of said Corporation, adopted by the board of directors of the Corporation on the 2nd of November, 2007.

By:	/s/ Michael T. Mino
Name:	Michael T. Mino
Title:	Vice President, Chief Financial Officer and Secretary